Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the SomaLogic, Inc. 2009 Equity Incentive Plan, 2017 Equity Incentive Plan, 2021 Omnibus Incentive Plan, 2021 Employee Stock Purchase Plan, and Option Agreements Outside of Equity Incentive Plan of our report dated May 14, 2021, with respect to the consolidated financial statements of SomaLogic, Inc. included in the Registration Statement on Form S-1 (No. 333-259954), as amended, and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

November 8, 2021